Execution Version

AMENDMENT NO. 2

TO

LIMITED LIABILITY COMPANY AGREEMENT
OF
SANCHEZ PRODUCTION PARTNERS GP LLC

This Amendment No. 2 to Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of Sanchez Production Partners GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of October 14, 2015, by SP Holdings, LLC, a Texas limited liability company (“Holdings”), as the sole Member of the Company.

RECITALS

WHEREAS, on March 2, 2015, Holdings entered into that certain Limited Liability Company Agreement of the Company, as amended by Amendment No. 1 thereto dated May 8, 2015 (the “Original LLC Agreement”); and

WHEREAS, Holdings desires to amend the Original LLC Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings, as the sole Member of the Company, hereby enters into this Amendment in its entirety as follows:

1.Amendments.

a.Section 1.1 of the Original LLC Agreement is hereby amended by inserting the following as new definitions therein in applicable alphabetical order:

“Additional Indebtedness” means any indebtedness for borrowed money or any indebtedness evidenced by bonds, bankers’ acceptances, debentures, notes, letters of credit or other similar instruments, including any security or other interest convertible or exchangeable for any such instrument or redeemable for any consideration other than Junior Securities, except, in each case, the Existing Credit Facility or a Refinanced Credit Facility.

“Board Representation Agreement” means that certain Board Representation and Standstill Agreement dated as of October 14, 2015, by and among the Partnership, the Company and the purchasers party thereto.

“Change in Control” means the occurrence of any of the following events: (i) the Company withdraws or is removed as the general partner of the Partnership, (ii) the Company transfers any portion of its general partner interest in the Partnership to any Person other than an Affiliate of the Company, (iii) any merger, consolidation or other transaction involving the

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Partnership or the Company and another Person (other than an Affiliate thereof), whether in one or a series of related transactions, which results in one or more Persons directly or indirectly acquiring control over more than 50% of the equity interests of the Partnership or the Company, as applicable, (iv) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership, (v) any dissolution or liquidation of the Partnership or the Company (other than in connection with a bankruptcy proceeding or a statutory winding up); (vi) any other transaction pursuant to which the Company or any Affiliate controlled by the Company exercises its rights to purchase all of the Common Units (as defined in the Partnership Agreement) pursuant to Section 15.1 of the Partnership Agreement or (vii) the Partnership’s common units are no longer publicly traded on any National Securities Exchange.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Existing Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of March 31, 2015 among the Partnership, as borrower, Royal Bank of Canada, as administrative agent, and the lenders from time to time party thereto, as amended by that certain Amendment and Waiver of Third Amended and Restated Credit Agreement, dated as of August 12, 2015 and that certain Joinder, Assignment and Second Amendment to Third Amended and Restated Credit Agreement, dated as of October 14, 2015, as the same may be further amended, restated, amended and restated or otherwise modified from time to time, provided that the credit facility provided under the Existing Credit Facility shall be, at all times, a revolving credit facility provided by commercial banks and/or affiliates of commercial banks.

“First Designation Right Termination Event” has the meaning set forth in the Board Representation Agreement.

“Junior Securities” has the meaning set forth in the Partnership Agreement.

“Purchaser Designated Director” is defined in Section 6.2(a)(i).

“Refinanced Credit Facility” means any original, amended or amended and restated revolving bank facility of the Partnership that replaces or refinances the Existing Credit Facility, provided that the credit facility provided under any Refinanced Credit Facility shall be, at all times, a revolving credit facility provided by commercial banks and/or affiliates of commercial banks.

“Second Amendment Effective Date” means October 14, 2015.

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“Special Approval” means approval by the Board of the following actions before they are undertaken by the Partnership or the Company:

(a)the incurrence by the Partnership of any loan, letter of credit or similar obligation under the Existing Credit Facility or a Refinanced Credit Facility unless, after giving pro forma effect thereto, the ratio of (I) Total Net Debt (as defined in the Existing Credit Facility as in effect on the Second Amendment Effective Date) of the Partnership and its Consolidated Subsidiaries (as defined in the Existing Credit Facility as in effect on the Second Amendment Effective Date) to (II) Adjusted EBITDA (as defined in the Existing Credit Facility as in effect on the Second Amendment Effective Date) for the period of four consecutive fiscal quarters of the Partnership most recently ended for which financial statements are available, does not exceed (A) prior to the date that the Partnership has issued the Common Units required pursuant to Section 5.10(f) of the Partnership Agreement, 2.25 to 1.00, and (B) on and after the date that such Common Units have been issued, 3.00 to 1.00;

(b)the Partnership entering into or permitting any modification or amendment of, consenting to any deviation from the terms and conditions of or obtaining any consent of the administrative agent or the lenders under the Existing Credit Facility or Refinanced Credit Facility that would (I) have the effect of amending or modifying any covenant limiting dividends or distributions by the Partnership to the holders of the Class B Preferred Units (as defined in the Partnership Agreement) in any manner that is more restrictive than as set forth in the Existing Credit Facility, (II) result in the interest rate margin under the Existing Credit Facility or any Refinanced Credit Facility (x) with respect to any interest rate based on the LIBO rate, to be greater than 5.00% per annum or (y) with respect to any other interest rate, to be greater than 4.00% per annum or (III) impose an interest rate floor greater than 0% per annum;

(c)the Partnership creating (by reclassification or otherwise) or otherwise incurring any Additional Indebtedness;

(d)a Change in Control of the Company or the Partnership; or

(e)any amendment, restatement, amendment and restatement, modification or other change to this Agreement in a

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manner that would adversely affect the rights or privileges hereunder of any Purchaser Designated Director, including, without limitation, the right to consent to items requiring Special Approval as set forth in this Amendment.

“Stonepeak” means Stonepeak Catarina Holdings LLC, a Delaware limited liability company.

b.Section 1.1 of the Original LLC Agreement is hereby further amended to insert the following as a new sentence at the end of the definition of “Affiliate” contained therein:

For avoidance of doubt, for purposes of this Agreement, neither the Company nor the Partnership, on the one hand, and the Class B Preferred Unit Holders (as defined in the Partnership Agreement), on the other hand, shall be considered Affiliates solely by virtue of such Class B Preferred Unit Holders holding Class B Preferred Units (as defined in the Partnership Agreement) or the right to appoint a Purchaser Designated Director or as Affiliates of such Purchaser Designated Director.

c.Section 6.1(a) of the Original LLC Agreement is hereby amended to add the following new sentence at the end thereof. “Notwithstanding anything to the contrary in this Section 6.1, neither the Company, nor the Officers acting on behalf of the Company, shall, or shall cause or permit the Partnership to, take any action that would require the Special Approval of a Purchaser Designated Director hereunder without first obtaining Special Approval pursuant to Section 6.2(c)(iii) or Section 6.2(a)(iv).”

d.Section 6.2(a)(i) of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

(i)The Members shall appoint all of the Directors of the Board; provided, however, that (A) prior to the First Designation Right Termination Event, two Directors (each, a “Purchaser Designated Director”) shall be appointed, elected or approved pursuant to the Board Representation Agreement; (B) from and after the First Designation Right Termination Event until the Second Designation Right Termination Event, one Purchaser Designated Director shall be appointed, elected or approved pursuant to the Board Representation Agreement, with each such Purchaser Designated Director serving until his or her death, resignation or removal from office or until his or her successors are elected and qualified, as provided in the Board Representation Agreement; and (C) during the Redemption Designation Period, three Independent Directors shall be appointed, elected or approved pursuant to the Board Representation Agreement, with each such Independent Director serving until his or her death, resignation or removal from office or until his or her successor is elected and qualified, as provided in the Board Representation Agreement; provided further, that upon the occurrence of (A) the First Designation Right Termination Event,

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one of the Purchaser Designated Directors shall be appointed, elected or approved, and may be removed by, and will resign upon the request of, the Members or the determination of a majority of the other Directors; (B) the Second Designation Right Termination Event, both of the Purchaser Designated Directors shall be appointed, elected or approved, and may be removed by, and will resign upon the request of, the Members or the determination of a majority of the other Directors and (C) at the end of the Redemption Designation Period, the three Independent Directors previously appointed, elected or approved pursuant to the Board Representation Agreement shall be appointed, elected or approved, and may be removed by, and will resign upon the request of, the Members or the determination of a majority of the other Directors.

e.Section 6.2(a)(iv) of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

(iv)Any action required or permitted to be taken by the Board may be taken without a meeting if such action is evidenced in writing and signed (including by an email response or other electronic transmission) by a majority of the Directors, (A) one of whom must be the Chairman of the Board and (B) with respect to those matters requiring Special Approval, prior to the Second Designation Right Termination Event, one of whom must include a Purchaser Designated Director.

f.The fourth sentence of Section 6.2(b) of the Original LLC Agreement is hereby amended by inserting the following proviso at the end thereof immediately before the period:  “; provided, however, that (i) except as provided in Section 6.2(a)(i) with respect to one Purchaser Designated Director after the First Designation Right Termination Event, any vacancy by a Purchaser Designated Director prior to the Second Designation Right Termination Event shall be filled only as provided in the Board Representation Agreement and (ii) any vacancy by an Independent Director appointed during the Redemption Designation Period shall be filled only as provided in the Board Representation Agreement”.

g.The last sentence of Section 6.2(b) of the Original LLC Agreement is hereby amended by inserting the following proviso at the end thereof immediately before the period:  “; provided, however, that (i) except as provided in Section 6.2(a)(i) with respect to one Purchaser Designated Director after the First Designation Right Termination Event, a Purchaser Designated Director shall be removed prior to the Second Designation Right Termination Event only as provided in the Board Representation Agreement and (ii) an Independent Director appointed during the Redemption Designation Period shall be removed prior to the end of the Redemption Designation Period only as provided in the Board Representation Agreement”.

h.Section 6.2(c)(iii) of the Original LLC Agreement is hereby amended by inserting the following proviso at the end thereof immediately before the period:  “; provided, however, that prior to the Second Designation Right Termination Event, the

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consent of at least one Purchaser Designated Director shall be required for those matters requiring Special Approval”.

i.Section 6.9 of the Original LLC Agreement is hereby amended to add the following as a new clause (e) thereof:

(e)Notwithstanding anything in this Section 6.9 to the contrary, a majority of the non-Purchaser Designated Directors, acting in good faith, shall have the right to exclude any Purchaser Designated Director who is not an employee, partner, member or officer of Stonepeak or any of its Affiliates from deliberations of the Board to the extent such deliberations primarily concern proprietary and confidential information regarding the Partnership’s business and operations if such Purchaser Designated Director is a director, officer, employee, agent or equityholder of greater than 5% of any Person that competes with the Partnership with respect to such business and operations.  If any Purchaser Designated Director is excluded from deliberations pursuant to this clause (e), Stonepeak may designate another Person who is an employee, partner, member or officer of Stonepeak or any of its Affiliates or any other Person reasonably acceptable to a majority of the remaining directors of the Board to attend such deliberations in an observer capacity. Such designated observer shall not be entitled to vote on, or consent to, any matters presented to the Board.  For the avoidance of doubt, at any time at which a Purchaser Designated Director is excluded pursuant to this clause (e), the Board shall not take any action, consent to or vote on any matter before the Board until such Purchaser Designated Director is once again included.

j.Section 10.2 of the Original LLC Agreement is hereby amended to add the following as a new clause (e) thereof:

(e)Prior to the Second Designation Right Termination Event, any Transfer resulting in a Change in Control of the Company or the Partnership shall have received the consent of at least one Purchaser Designated Director.  For purposes of this Section 10.2(e), the term “Transfer” shall include a merger involving the Company, notwithstanding the definition of “Transfer”.

2.Directors.  As of the date of this Amendment, the Directors of the Company are the following:  Antonio R. Sanchez, III, Gerald F. Willinger, Richard S. Langdon, Alan S. Bigman, Patricio S. Sanchez, Eduardo D. Sanchez, G.M. Byrd Larberg, Jack Howell and Luke Taylor and Exhibit B shall be deemed to be amended accordingly.

3.Agreement in Effect.  Except as hereby amended, the Original LLC Agreement shall remain in full force and effect.

4.Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

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5.Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

SP HOLDINGS, LLC

By:  SP Capital Holdings, LLC, its manager

By:    /s/ Antonio R. Sanchez, III

Name:  Antonio R. Sanchez, III

Title:    Manager

Signature Page to Amendment No. 2 to GP LLC Agreement